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                                                                     EXHIBIT 1.2
                                                                       EXHIBIT A


                        1,500,000 Shares of Common Stock

                           ESSEX PROPERTY TRUST, INC.

                            (a Maryland corporation)

                          (Par Value $0.0001 Per Share)

                                PRICING AGREEMENT


                                December 2, 1997


MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated
Donaldson, Lufkin & Jenrette
                  Securities Corporation
Raymond James & Associates, Inc.

c/o  MERRILL LYNCH & CO.
      Merrill Lynch, Pierce, Fenner & Smith
                         Incorporated
North Tower
World Financial Center
New York, New York 10281


Ladies and Gentlemen:

               Reference is made to the Purchase Agreement dated December 2, 1997 (the "Purchase Agreement") among Essex Property Trust, Inc., a Maryland corporation (the "Company"), Essex Portfolio, L.P., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Raymond James & Associates, Inc. (the "Underwriters"). The Purchase Agreement provides for the purchase by the Underwriters from the Company, subject to the terms and conditions set forth therein, of the above shares of Common Stock (the "Initial Securities") and an aggregate of 225,000 additional shares (the "Option Securities") of the Company's


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Common Stock, par value $0.0001 per share. The Initial Securities and the Option
Securities are collectively hereinafter called the "Securities."

               Pursuant to Section 2 of the Purchase Agreement, the Company agrees with each Underwriter as follows:

               (1) The purchase price per share for the Securities to be paid by the Underwriters shall be $35.50.

               (2) The public offering price per share for the Securities shall be at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.


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               If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriters and the Company in accordance with its terms.



                                Very truly yours,

                                ESSEX PROPERTY TRUST, INC.



                                By:
                                   -------------------------------
                                   Name:   Michael J. Schall
                                   Title:  Executive Vice President and
                                           Chief Financial Officer



        CONFIRMED AND ACCEPTED,
        as of the date first above written:


        MERRILL LYNCH & CO.
        Merrill Lynch, Pierce, Fenner & Smith
                           Incorporated
        Donaldson, Lufkin & Jenrette
                              Securities Corporation
        Raymond James & Associates, Inc.

        By:    Merrill Lynch, Pierce, Fenner & Smith
                                Incorporated


        By:
           -------------------------------
           Name:
           Title: